SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 27, 2018 (February 21, 2018)

Date of Report (Date of earliest event reported)

RED LION HOTELS CORPORATION

(Exact Name of Registrant as Specified in Charter)

Washington	001-13957	91-1032187
(State or Other Jurisdiction of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1550 Market St. #350

Denver, CO 80202

(Address of Principal Executive Offices, Zip Code)

(509) 459-6100

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

On February 21, 2018, RL Redding, LLC completed the sale of the Red Lion Hotel in Redding, California to Kaidan Hospitality LP, a California limited partnership, and RL Eureka, LLC completed the sale of the Red Lion Hotel in Eureka, CA to JJK Hotels LP, a California limited partnership, in related transactions. The purchase price for the two hotels was $17.35 million, which was paid in cash at closing. Each of the purchaser entities identified above is an affiliate of Discovery Park, LLC, the general partner of each entity. Discovery Park, LLC is controlled by Natverbhai and Savitaben Patel, husband and wife (the “Patels”).

At closing, each purchaser entered into a franchise agreement with Red Lion Hotels Franchising, Inc., a wholly owned subsidiary of Red Lion Hotels Corporation, and will continue to operate the hotels under the Red Lion® brand. An additional affiliate of the purchaser entities entered into a third franchise agreement with Red Lion Franchising at closing to operate a third hotel under the Red Lion® brand, in Monterey, California. The franchise agreements provide for a 20 year term and the payment of monthly royalty and program fees set at a percentage of the hotel’s gross room revenue. Either party may terminate the franchise agreement without penalty on the 5th or 10th anniversary of the hotel’s opening date, by providing at least 180 days’ notice of termination. Termination of the franchise agreements by Red Lion Franchising upon default of the franchisee, or termination of the agreement by the franchisee without cause, will require the franchisee to pay a termination fee. The obligations of each franchisee under the franchise agreements have been guaranteed by the Patels.

Each of RL Redding, LLC and RL Eureka, LLC is a wholly owned subsidiary of RL Venture, LLC. RL Venture, LLC is a variable interest entity in which Red Lion Hotels Corporation holds a 55% interest, and therefore the registrant consolidates the assets, liabilities and results of operations of this entity.

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Immediately following the sale of the hotels described in Item 2.01, RL Venture, LLC repaid $15.3 million in principal balance outstanding under its loan agreement with Pacific Western Bank, as required by the terms of that agreement.

Item 7.01. Regulation FD Disclosure.

A copy of the company’s press release, dated February 27, 2018, announcing the completion of the sale is furnished as Exhibit 99.1 hereto.

Non-GAAP Financial Measures

The following is a reconciliation of pro forma Adjusted EBITDA to amounts previously reported, to reflect the deconsolidation of the TicketsWest business, including WestCoast Entertainment, (comprising the Entertainment reportable segment) and the sale of the two hotel assets:

	Nine Months Ended September 30, 2017	Year Ended December 31,
		2016	2015	2014
	(in thousands)
Adjusted EBITDA from continuing operations- as previously reported	$19,683	$19,472	$12,463	$13,350
Less: Deconsolidation of the Entertainment Segment	—	(2,243)	(986)	(2,348)
Less: Assets sold	(1,430)	(1,800)	(1,453)	(1,493)

Pro Forma Adjusted EBITDA	$18,253	$15,429	$10,024	$9,509

EBITDA is defined as net income (loss), before interest, taxes, depreciation and amortization. We believe it is a useful financial performance measure due to the significance of our long-lived assets and level of indebtedness. Adjusted EBITDA is an additional measure of financial performance. We believe that the inclusion or exclusion of certain special items, such as gains and losses on asset dispositions and impairments, is necessary to provide the most accurate measure of core operating results and as a means to evaluate comparative results.

Item 9.01. Financial Statements and Exhibits.

(b)	Pro Forma Financial Information.

Attached hereto as Exhibit 99.2 and incorporated by reference herein is unaudited pro forma consolidated financial information of the registrant that gives effect to (i) the sale of the entertainment division as described in the 8-K proforma financials statement filed on October 10, 2017, (ii) the sale of the hotels and the entry into the related franchise agreements described in Item 2.01 of this Form 8-K, and (iii) the repayment of principal under the registrant’s loan agreement with Pacific Western Bank described in Item 2.04 of this Form 8-K.

(d)	Exhibits.

Exhibit Number	Exhibit Title or Description

99.1	Press release dated February 27, 2018

99.2	Unaudited pro forma consolidated financial information

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

Date: February 27, 2018	By:	/s/ Douglas L. Ludwig
Douglas L. Ludwig
Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)